BEAMZ INTERACTIVE, INC.

NON-QUALIFIED DEFERRED COMPENSATION PLAN

‘2009 DEFERRED COMPENSATION PLAN’

As of February 23, 2009, Beamz Interactive, Inc., a Delaware corporation, hereby adopts a non-qualified deferred compensation plan for Board members, consultants and various service providers, qualifying them to be plan participants. In establishing this plan, Beamz Interactive, Inc. desires all provisions of Internal Revenue Code Section 409A (IRC §409A) be met. Therefore,

The ‘Beamz Interactive, Inc. Non-Qualified Deferred Compensation Plan’ sets forth the following:

(1)	With respect to plan participants, plan distributions are made,

Upon the Death of the participant;

Upon the Disability of the participant;

Upon participant Separation from service;

Upon a participant’s Unforeseeable emergency;

Upon a majority Change in ownership of the company; or

At time(s) specified in writing.

(2)	The plan does not permit the acceleration of the time or schedule of any participant payment under the plan. Any minor exceptions to this requirement shall be provided in the Regulations.
(3)	If a person has a right to elect deferral (be a participant), such election to defer compensation must be made not later than the close of the taxable year preceding the taxable year in which the person earns the compensation, (i.e., a person having the option of electing deferral of income earned in calendar year ending 2009, that person must exercise the election (be a participant for that year) prior to December 31, 2008).

The name of the plan will be called the ‘ 2009 Deferred Compensation Plan’.

The plan shall not be construed as a ‘qualified’ plan with any of its corresponding requirements. Further, the plan does not set aside specific monies or an escrow to retain participant’s deferred compensation.

The plan will be amended and or revised in order to ensure current compliance with IRC §409A.

The plan has been adopted by the Board of Beamz Interactive, Inc. Directors and will remain in existence until the plan’s termination by the Board’s Directors.